UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2007
Clear Channel Communications, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-09645 (Commission File Number)	74-1787539 (IRS Employer Identification No.)

200 East Basse Road San Antonio, Texas (Address of principal executive offices)	78209 (Zip Code)
Registrant’s telephone number, including area code: (210) 822-2828
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.
     On April 30, 2007, Clear Channel Broadcasting, Inc., Clear Channel Broadcasting Licenses, Inc., CC Licenses, LLC, Capstar Radio Operating Company, Capstar TX Limited Partnership, AMFM Radio Licenses, LLC, Citicasters, Co., Citicasters Licenses, L.P. and Jacor Broadcasting Corporation (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Agreement”) with GoodRadio.TV, LLC (the “Buyer”). The Sellers are subsidiaries of Clear Channel Communications, Inc. (the “Company”). Pursuant to the Agreement, the Sellers agreed to sell 187 radio stations owned by the Sellers (the “Stations”), located in 36 markets across the United States, along with the stations’ FCC licenses, tangible personal property, real property, station contracts and intangible property (the “Station Assets”), to the Buyer.
     As consideration for the acquisition of the Stations and the Station Assets under the Agreement, the Buyer will pay to the Sellers approximately $452 million in cash and will assume certain liabilities of the Sellers as described in the Agreement, including those relating to existing business contracts and licenses with the U.S. Federal Communications Commission (“FCC”).
     The obligations of the Sellers and the Buyer to consummate the transactions contemplated by the Agreement are subject to customary closing conditions, including, among others, receipt of FCC and antitrust regulatory approval. The sale of the Stations and the Station Assets is not contingent upon the completion of the separate merger proposal for the Company.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 4, 2007

CLEAR CHANNEL COMMUNICATIONS, INC.
By:	/s/ Herbert W. Hill, Jr.
Herbert W. Hill, Jr.
Sr. Vice President/Chief Accounting Officer